Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors
Netflix, Inc.:

We consent to incorporation herein by reference in this Registration Statement on Form S-8 of Netflix, Inc. of our report dated February 27, 2002, except as to note 11 which is as of May 17, 2002, with respect to the balance sheets of Netflix Inc. as of December 31, 2000 and 2001, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 on May 23, 2002, of Netflix, Inc.

/s/    KPMG LLP

Mountain View, California
June 17, 2002